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                                   EXHIBIT 3.1

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                            ARTICLES OF INCORPORATION
                                       OF
                               OC FINANCIAL, INC.

     The undersigned, Richard S. Garabedian, whose address is 5335 Wisconsin Ave., N.W., Suite 400, Washington, D.C. 20015, being at least 18 years of age, acting as sole incorporator, does hereby form a corporation under the General Laws of the State of Maryland having the following Articles:

                                ARTICLE 1. NAME.

     The name of the corporation is OC Financial, Inc. (herein the "Corporation").

                          ARTICLE 2. PRINCIPAL OFFICE.

     The address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 21202.

                               ARTICLE 3. PURPOSE.

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Maryland, as now or hereafter in force (referred to herein as the "MGCL").

                           ARTICLE 4. RESIDENT AGENT.

     The name and address of the resident agent of the Corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 21202. Said resident agent is a Maryland corporation.

                          ARTICLE 5. INITIAL DIRECTORS.

     The number of Directors constituting the initial Board of Directors of the Corporation is seven, which number may be increased, decreased or otherwise altered exclusively by the Board of Directors pursuant to the Bylaws of the Corporation and Section B of Article 8 of these Articles, but the number of Directors shall never be less than the minimum number required by the MGCL. The names and initial terms of office of the persons who are to serve as Directors until their successors are elected and qualify are:

        NAME                            INITIAL TERM TO EXPIRE
        --------------------------      ------------------------------------
        Nils C. Muladore                2006 Annual Meeting of Stockholders
        Michael B. Bowman               2006 Annual Meeting of Stockholders
        Diane M. Gregg                  2007 Annual Meeting of Stockholders
        Christopher L. Lardiere         2007 Annual Meeting of Stockholders
        Robert W. Hughes                2008 Annual Meeting of Stockholders
        Thomas J. Parliment             2008 Annual Meeting of Stockholders
        Thomas H. Lagos                 2008 Annual Meeting of Stockholders

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     The terms of office of the Directors after the initial terms specified above shall be as provided in the Bylaws of the Corporation.

                            ARTICLE 6. CAPITAL STOCK.

     SECTION A.     AUTHORIZED STOCK. The total number of shares of capital
stock that the Corporation shall have the authority to issue is twenty-five million (25,000,000) shares, initially classified as follows:

          (1) Five million (5,000,000) shares of preferred stock, par value one cent ($.01) per share (the "Preferred Stock"); and

          (2) Twenty million (20,000,000) shares of common stock, par value one cent ($.01) per share (the "Common Stock").

     The aggregate par value of all of the authorized capital stock is Two Hundred Fifty Thousand Dollars ($250,000). Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of the stockholders of the Corporation. The Corporation shall have the authority to purchase its capital stock to the fullest extent permitted by the MGCL. If shares of one class of stock are classified or reclassified into shares of another class of stock by the Board of Directors pursuant to this Article 6, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than twenty-five million (25,000,000) shares. The Board of Directors, pursuant to a resolution approved by a majority of the Whole Board (rounded up to the nearest whole number), and without action by the stockholders, may amend these Articles to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue. For the purposes of these Articles, the term "Whole Board" shall mean the total number of Directors that the Corporation would have if there were no vacancies on the Board of Directors at the time any such resolution is presented to the Board of Directors for adoption.

     SECTION B.         RECLASSIFICATION OF CAPITAL STOCK. The Board of
Directors may classify or reclassify any unissued shares of capital stock from time to time into one or more classes or series of stock by setting or changing in one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms and conditions of redemption of such shares.

     SECTION C.         COMMON STOCK. Except as provided under the terms of any
stock classified or reclassified by the Board of Directors pursuant to this
Article 6 and as limited by Section F of this Article 6, the exclusive voting power shall be vested in the Common Stock, the holders thereof being entitled, subject to the provisions of Section F of Article 6 of these Articles, to one vote for each share of such Common Stock standing in the holder's name on the books of the Corporation. Subject to any rights and preferences of any class of stock having preferences over the Common Stock, holders of Common Stock shall be entitled to such

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dividends as may be authorized by the Board of Directors and declared by the
Corporation out of funds lawfully available therefor. Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock shall be entitled to receive pro rata the remaining assets of the Corporation after payment or provision for payment of all debts and liabilities of the Corporation and payment or provision for payment of any amounts owed to the holders of any class of stock having preference over the Common Stock on distributions on liquidation, dissolution or winding up of the Corporation.

     SECTION D.         PREFERRED STOCK AND OTHER STOCK. Subject to the
foregoing, the power of the Board of Directors to classify and reclassify any of the shares of capital stock shall include, without limitation, subject to the provisions of these Articles, authority to classify or reclassify any unissued shares of such stock into a class or classes of Preferred Stock, preference stock, special stock or other stock, and to divide and classify shares of any class into one or more series of such class. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall:

          (1) Designate that class or series to distinguish it from all other classes and series of stock of the Corporation;

          (2) Specify the number of shares to be included in the class or series;

          (3) Set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and

          (4) Cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the "SDAT"). Any of the terms of any class or series of stock set or changed pursuant to this paragraph 4 of this Section D of this Article 6 may be made dependent upon facts or events ascertainable outside these Articles (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other document.

     SECTION E.         RANKING OF CAPITAL STOCK. For the purposes of these
Articles and any articles supplementary to these Articles providing for the classification or reclassification of any shares of capital stock or of any other charter document of the Corporation (unless otherwise provided in any such articles or document), any class or series of stock of the Corporation shall be deemed to rank:

          (1) Prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;


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          (2)  On a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof is different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

          (3) Junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

     SECTION F.         RESTRICTIONS ON VOTING RIGHTS. Notwithstanding any other
provision of these Articles:

          (1) In no event shall any record holder of any outstanding Common Stock that is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of ten percent (10.0%) of the then-outstanding shares of Common Stock (a "Holder in Excess") be entitled or permitted to any vote in respect of the shares held in excess of ten percent (10.0%) of the then-outstanding shares of Common Stock (the "Limit"). The number of votes that may be cast by any record holder by virtue of the provisions hereof in respect of Common Stock beneficially owned by a Holder in Excess shall be a number equal to the number of votes which would be entitled to be cast by a record holder of a number of shares equal to the Limit, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are owned of record by such record holder and of which the Holder in Excess is the beneficial owner, and the denominator of which is the total number of shares of Common Stock beneficially owned by such Holder in Excess.

          (2) The following definitions and rules of interpretation shall apply to this Section F of this Article 6:

               (a) An "affiliate" of a specified person shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

               (b) "Beneficial ownership" shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 (or any successor rule or statutory provision); provided that, in any event, a person shall also be deemed the "beneficial owner" of any Common Stock:

                    (i) Which such person or any affiliate of such person beneficially owns, directly or indirectly;


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                    (ii) Which such person or any affiliate of such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants, or options or otherwise;

                   (iii) With respect to which such person or any affiliate of such person has sole or shared voting or investment power pursuant to any agreement, arrangement, understanding, relationship or otherwise; or

                    (iv) Which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any affiliate of such first mentioned person acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation.

               (c) Notwithstanding paragraphs 2(a) and 2(b) of this Section F of this Article 6 and any other provision of these Articles:

                    (i) No Director or officer of the Corporation (or any affiliate of any such Director or officer) shall, by reason of any or all of such Directors or officers acting in their capacities as such, be deemed, for any purposes of this Section F of this Article 6, to beneficially own any Common Stock beneficially owned by any other such Director or officer (or any affiliate thereof);

                    (ii) No employee stock ownership plan, employee retirement or benefit plan or similar plan of the Corporation or any subsidiary of the Corporation, or any trustee of any such plan acting in its capacity as such (or any affiliate of such trustee), shall be deemed, for any purposes of this Section F of this Article 6, to beneficially own any Common Stock held under any such plan of the Corporation;

                   (iii) No person shall be deemed, for any purposes of this
                         Section F of this Article 6, to be the beneficial owner of any Common Stock solely by reason of an agreement, contract or other arrangement with the Corporation to effect or facilitate any merger or consolidation of the Corporation or sale of substantially all of its assets, but only if such agreement, contract or other arrangement and such merger, consolidation or sale have been approved by the Board of Directors pursuant


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                         to a resolution approved by 2/3 of the Whole Board
                         (rounded up to the nearest whole number); and

                    (iv) No person shall be deemed, for any purposes of this
                         Section F of this Article 6, to be the beneficial owner of any Common Stock solely by reason of a revocable proxy granted for a particular meeting of stockholders pursuant to a public solicitation of proxies for such meeting, but only with respect to shares of which neither such person nor any such affiliate of such person is otherwise deemed the beneficial owner.

               (d) For purposes of computing the percentage of beneficial ownership of Common Stock of a person, the outstanding Common
               Stock: (i) shall include shares deemed to be beneficially owned by such person through application of this Section F of this
               Article 6, whether such shares have been issued or may be issuable by the Corporation; and (ii) shall not include any other shares of Common Stock which may be issuable by the Corporation pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise, and which are not deemed to be beneficially owned by such person. For all other purposes, the outstanding Common Stock shall include only the shares of Common Stock then outstanding and shall not include any shares of Common Stock which may be issuable by the Corporation pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise.

               (e) A "person" shall mean an individual, a corporation, a partnership, an association, a business trust, an unincorporated organization, a limited liability company or any other firm or entity.

          (3) The Board of Directors shall have the power to construe and apply the provisions of this Section F of this Article 6 and to make all determinations it deems necessary or desirable to implement such provisions, including, but not limited to, matters with respect to:

               (a) The number of shares of Common Stock beneficially owned by any person;

               (b)  Whether a person is an affiliate of another;

               (c) Whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of beneficial ownership;

               (d) The application of any other definition or operative provision of this Section F of this Article 6 to the given facts; and


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               (e)  Any other matter relating to the applicability or effect of this Section F of this Article 6.

          (4) The Board of Directors shall have the right to demand that any person who is reasonably believed by it to be a Holder in Excess or a record holder of Common Stock beneficially owned by a Holder in Excess supply, and such Holder in Excess or record holder shall thereupon promptly supply, the Corporation with complete information as to:

               (a) The record holder(s) of all shares beneficially owned by such Holder in Excess, and

               (b) Any other factual matter relating to the applicability or effect of this Section F of this Article 6 as may reasonably be requested of such Holder in Excess. The Corporation shall further have the right to receive from any Holder in Excess, upon a demand made by the Board of Directors, reimbursement for all expenses incurred by the Corporation in connection with the investigation by the Board of Directors of any matters relating to the applicability or effect of this Section F of this Article 6 on such Holder in Excess, to the extent such investigation is deemed appropriate by the Board of Directors as a result of a refusal by the Holder in Excess to promptly supply the Corporation with the information described in the previous sentence.

          (5) Except as otherwise provided by the MGCL or other applicable law, the presence, in person or by proxy, of the holders of record of shares of capital stock entitled to cast a majority of all the votes entitled to be cast at the meeting (after giving due effect to the provisions of this Section F of this Article 6) shall constitute a quorum at all meetings of the stockholders.

          (6) In the event any provision (or portion thereof) of this Section F of this Article 6 shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Section F of this Article 6 shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken from these Articles or otherwise rendered inapplicable, it being the intent of the Corporation and its stockholders that each such remaining provision (or portion thereof) of this Section F of this Article 6 shall remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including any Holders in Excess, notwithstanding any such finding.

     SECTION G.         SPECIAL VOTING REQUIREMENTS. Notwithstanding any other
provision of these Articles or any provision of the MGCL or other applicable law that might otherwise permit a lesser vote of stockholders, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by these Articles or any provision of the MGCL or other applicable law:

          (1) A proposed consolidation, merger, share exchange, dissolution or sale of all or substantially all of the assets of the Corporation shall be approved by at least 2/3 of all


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     the votes entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote on the matter (after giving due effect to the provisions of Section F of Article 6 of these Articles), except that:
     (a) no stockholder approval shall be required if the approval of stockholders is not required for the transaction by the MGCL or other applicable law; and (b) the transaction need only be approved by the vote of a majority of all the votes entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote on the matter (after giving due effect to the provisions of Section F of Article 6 of these Articles) if the transaction is approved by the Board of Directors pursuant to a resolution approved by at least 2/3 of the Whole Board (rounded up to the nearest whole number).

          (2) The amendment or repeal of any provision of these Articles shall be approved by at least 2/3 of all votes entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote on the matter (after giving due effect to the provisions of Section F of Article 6 of these Articles), except that: (a) as provided in Article 6 of these Articles, the Board of Directors, pursuant to a resolution approved by a majority of the Whole Board (rounded up to the nearest whole number), and without action by the stockholders, may amend these Articles to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue;
     (b) no stockholder approval shall be required if the approval of stockholders is not required for the proposed amendment or repeal by the MGCL; and (c) the proposed amendment or repeal of any provision of these Articles need only be approved by the vote of a majority of all the votes entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote on the matter (after giving due effect to the provisions of Section F of Article 6 of these Articles) if the amendment or repeal of such provision is approved by the Board of Directors pursuant to a resolution approved by at least 2/3 of the Whole Board (rounded up to the nearest whole number). The amendment or repeal of any provision of these Articles for which the approval of stockholders is required by the MGCL shall also be subject to the conditions, limitations and requirements set forth in Article 14 of these Articles.

               ARTICLE 7. PREEMPTIVE RIGHTS AND APPRAISAL RIGHTS.

     SECTION A.         PREEMPTIVE RIGHTS. Except for preemptive rights approved
by the Board of Directors pursuant to a resolution approved by a majority of the Directors then in office, no holder of the capital stock of the Corporation or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued capital stock of any class or series, or any unissued bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for capital stock of any class or series or carrying any right to purchase stock of any class or series.

     SECTION B.         APPRAISAL RIGHTS. Holders of shares of stock shall not
be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, pursuant to a resolution approved by a majority of the Directors then in office, shall determine that such rights apply with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such


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determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

                              ARTICLE 8. DIRECTORS.

     SECTION A.         MANAGEMENT OF THE CORPORATION. The business and affairs
of the Corporation shall be managed under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon the Board of Directors by the MGCL, any other applicable law, these Articles and the Bylaws of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

     SECTION B.         NUMBER OF DIRECTORS; NO CUMULATIVE VOTING. The initial
number of Directors shall be the number provided in Article 5 of these Articles. The Board of Directors may alter the number of Directors provided in Article 5 of these Articles at any time by establishing, increasing, decreasing or otherwise altering the number of Directors as provided in the Bylaws of the Corporation. Stockholders shall not be permitted to cumulate their votes in the election of Directors.

     SECTION C.         VACANCIES. The Corporation elects, at such time as it
becomes eligible to make the election provided for under Section 3-802(b) and
Section 3-804(c) of the MGCL that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors, however arising, including, without limitation, vacancies arising from the death, resignation, removal or disqualification of one or more Directors and from newly created or established Directorships, shall be filled only by the Board of Directors pursuant to a resolution approved by a majority of the remaining Directors then in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy shall serve for the remainder of the full term of the class in which such vacancy occurred. No decrease in the number of Directors constituting the Board of Directors shall shorten the tenure of any Director then in office.

     SECTION D.         REMOVAL OF DIRECTORS. Subject to the rights of the
holders of any series of Preferred Stock then outstanding, any Director may be removed from office at any time only as follows:

          (1) A Director may be removed from office for cause (as defined below) if the removal of such Director for cause shall be approved by at least 2/3 of all votes entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote generally in the election of Directors (after giving due effect to the provisions of Section F of Article 6 of these Articles). For the purposes of this paragraph (1) of this Section D of this Article 8, "cause" shall mean, with respect to any particular Director: (1) the conviction of a felony; or (2) a final judgment of a court of competent jurisdiction holding that, in the performance of his or her duties to the Corporation, such Director acted in bad faith, engaged in active and deliberate dishonesty or engaged in willful misconduct, and such bad faith, active and deliberate dishonesty or willful misconduct caused material financial or other harm to the Corporation; and


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          (2)  A Director may be removed from office with or without cause if:
     (a) the removal of such Director is recommended by the Board of Directors pursuant to a resolution approved by at least 2/3 of the total number (rounded up to the nearest whole number) of Directors that the Corporation would have if there were no vacancies on the Board of Directors at the time such resolution is presented to the Board of Directors for adoption and if the Director whose removal is sought were not counted in such total number; and (b) the removal of such Director shall be approved by the vote of a majority of all the votes entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote generally in the election of Directors (after giving due effect to the provisions of Section F of Article 6 of these Articles).

     SECTION E.         STOCKHOLDER PROPOSALS AND NOMINATIONS OF DIRECTORS. For
any stockholder proposal to be qualified to be presented in connection with an annual meeting of stockholders of the Corporation, including any nomination or proposal relating to the nomination of a Director to be elected to the Board of Directors of the Corporation, the stockholder must have given timely written notice thereof to the Secretary of the Corporation in the manner and containing the information required by the Bylaws of the Corporation. Stockholder proposals to be presented in connection with a special meeting of stockholders shall be presented by the Corporation only to the extent required by Section 2-502 of the MGCL and the Bylaws of the Corporation.

     SECTION F.         DETERMINATIONS BY BOARD. The determination as to any of
the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with these Articles, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: (1) the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; (2) the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (3) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (4) any interpretation of the terms, preferences, conversion or other rights, and voting powers, rights and limitations concerning any class or series of stock of the Corporation (including, without limitation, the provisions of Section F of Article 6 of these Articles); (5) any interpretations of restrictions or limitations as to dividends or distributions concerning any class or series of stock of the Corporation; (6) any interpretations of the qualifications or terms or conditions of the redemption of any class or series of stock of the Corporation;
(7) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; (8) the number of shares of stock of any class of the Corporation; (9) any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or (10) any other matter relating to the business and affairs of the Corporation or required or permitted by the MGCL or other applicable law, these Articles or the Bylaws of the Corporation or otherwise to be determined by the Board of Directors.


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                               ARTICLE 9. BYLAWS.

     The Board of Directors shall have the exclusive power to adopt, amend, restate or repeal the Bylaws of the Corporation. Any adoption, amendment, restatement or repeal of the Bylaws of the Corporation shall be approved by the Board of Directors as provided in such Bylaws.

               ARTICLE 10. MARYLAND BUSINESS COMBINATION STATUTE.

     The Corporation elects to be governed by the provisions of Sections 3-601 through 3-604 of the MGCL (the "Maryland Business Combination Act") as in effect on the date these Articles of Incorporation are accepted for record by the SDAT. The Corporation elects not to be governed by any amendment to the Maryland Business Combination Act after such date unless the Board of Directors, pursuant to a resolution approved by a majority of the Directors then in office, determines that such amendment shall apply to the Corporation. In the event that the Maryland Business Combination Act is repealed or, in the sole discretion of the Board of Directors, amended or substantially altered to the detriment of the Corporation, the Corporation shall continue to be governed by the provisions of the Maryland Business Combination Act in effect on the date these Articles of Incorporation are accepted for record by the SDAT, together with any amendments to the Maryland Business Combination Act that the Board of Directors has determined shall apply to the Corporation.

                    ARTICLE 11. EVALUATION OF CERTAIN OFFERS.

     The Board of Directors, in considering any potential acquisition of control of the Corporation, including, without limitation, a tender offer for any equity security of the Corporation, a merger or consolidation of the Corporation with or into another entity or a sale of all or substantially all of the assets of the Corporation, may, but shall not be obligated to, give due consideration to all relevant factors, including, without limitation, the effect of the potential acquisition of control on stockholders, employees, suppliers, customers, and creditors of the Corporation and any of its subsidiaries, and communities in which offices or other establishments of the Corporation or any of its subsidiaries are located.

                          ARTICLE 12. INDEMNIFICATION.

     SECTION A.         INDEMNIFICATION. The Corporation: (1) shall indemnify
its current and former Directors (including any Director who was or is also an officer of the Corporation), whether serving the Corporation or at its request serving any other entity, including, without limitation, any subsidiary or other affiliate of the Corporation, to the fullest extent required or permitted by the MGCL (but, in the case of any amendment to the MGCL, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), including the advancement of expenses under procedures permitted or required by applicable law and to the fullest extent permitted by applicable law; (2) shall indemnify (including the advancement of expenses under procedures permitted or required by applicable law) its current and former officers to the fullest extent, consistent with applicable law, as may be required in a contract approved by the Board of Directors pursuant to a resolution approved by a majority of Directors then in office, or as may be required the Bylaws of the Corporation; and (3) may, to the extent not required pursuant to


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paragraph (2) of this Section A of this Article 12, indemnify (including the advancement of expenses under procedures permitted or required by applicable law) current and former officers and other employees and agents of the Corporation as may be authorized by the Board of Directors in the specific case and permitted by applicable law or the Bylaws of the Corporation; provided, however, that, except as provided in Section B of this Article 12 with respect to proceedings to enforce rights to indemnification or in a contract approved by the Board of Directors pursuant to a resolution approved by a majority of Directors then in office, the Corporation shall not indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee unless such proceeding (or part thereof) was authorized by the Board of Directors pursuant to a resolution approved by a majority of the Directors then in office.

     SECTION B.         PROCEDURE. If a claim under Section A of this Article 12
is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 30 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit against the Corporation. It shall be a defense to any action for advancement of expenses that the Corporation has not received both: (1) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct for indemnification has not been met; and (2) a written affirmation by the indemnitee of his or her good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by an indemnitee to whom the Corporation has not agreed to advance expenses, be a defense to such suit. In any suit brought by the indemnitee to enforce any right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise, shall be on the Corporation.

     SECTION C.         NON-EXCLUSIVITY. The rights to indemnification and to
the advancement of expenses conferred in this Article shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, these Articles, the Bylaws of the Corporation, any contract, agreement, vote of stockholders or disinterested Directors, or otherwise.

     SECTION D.         INSURANCE. The Corporation may maintain insurance, at
its expense, to protect itself or any Director, officer, employee or agent of the Corporation or another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the MGCL.


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     SECTION E.         MISCELLANEOUS. The Corporation shall not be liable for
any payment under this Article 12 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually and unconditionally received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 12 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director or officer of the Corporation and shall inure to the benefit of the indemnitee's heirs, executors and administrators. Any repeal or modification of this Article 12 shall not in any way diminish any rights of any person to indemnification or advancement of expenses of or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article is in force.

                      ARTICLE 13. LIMITATION OF LIABILITY.

     An officer or Director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages except: (A) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and Directors of the Corporation shall be further eliminated or limited to the fullest extent permitted by MGCL, as so amended. Any repeal or modification of this Article 13 by the stockholders of the Corporation shall not adversely affect any right or protection of a Director or officer of the Corporation existing at the time of such repeal or modification.

                    ARTICLE 14. AMENDMENT OF THESE ARTICLES.

     The Corporation reserves the right to amend or repeal any provision contained in these Articles in the manner prescribed by the MGCL, and all rights conferred upon stockholders are granted subject to this reservation; provided that: (A) no proposed amendment or repeal of any provision of these Articles shall be submitted to a stockholder vote unless the Board of Directors shall have (1) approved the proposed amendment or repeal, (2) determined that it is advisable, and (3) directed that it be submitted for consideration at either an annual or special meeting of the stockholders pursuant to a resolution approved by the Board of Directors; and (B) the proposed amendment or repeal shall also be approved by a vote of the stockholders in accordance with the voting and other requirements forth in paragraph 2 of Section G of Article 6 of these Articles, but only if the approval of stockholders is required for the proposed amendment or repeal by the MGCL. Any proposed amendment or repeal of any provision of these Articles may be abandoned by the Board of Directors at any time before its effective time upon the adoption of a resolution approved by a majority of the Whole Board (rounded up to the nearest whole number).


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                  ARTICLE 15. NAME AND ADDRESS OF INCORPORATOR.

     The name and mailing address of the sole incorporator are as follows:

                           Richard S. Garabedian, Esq.
                       5335 Wisconsin Ave., N.W. Suite 400
                             Washington, D.C. 20015

     I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Maryland, do make, file and record these Articles, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand this 14th day of December, 2004.


/s/ Richard S. Garabedian
-----------------------------------
Richard S. Garabedian, Incorporator


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